Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 31, 2009, relating to the consolidated financial statements and related financial statements included in Schedule 1 of Melco Crown Entertainment Limited (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte Toche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
April 13, 2009